Exhibit 10.29

Associated Food Stores, Inc. Standard Vendor Agreement for
Merchandise (Products) Signature Page

Vendor (legal entity name): _____________________________

Vendor Name as shown on Invoice (DBA):__________________________

Vendor Address for Notices:	Address:______________________________
	City:________________	State:____________	Zip:_______________
__________________________

Vendor Contact Name/Title:        _____________________________

Vendor Contact Information:	Phone:______________________	Fax:___________________
	Cell: ________________________	Email:___________________

Please check the appropriate statement below:

☐	Vendor has read and agrees to comply with this Agreement.

☐	Vendor has read and agrees to comply with the terms of this Agreement as amended by Vendor’s proposed changes attached to this Signature Page in the form of an amendment. Vendor understands that no addendum or amendment to this Agreement will go into effect or be binding on AFS until signed by Vendor and an AFS Representative, Vendor’s shipment of Product subsequent to the date of its receipt of this Agreement will be deemed to be acceptance by Vendor of this Agreement, without modification, unless an AFS Representative has executed an addendum attached to this Signature Page.

Approved by AFS Representative (signature)_____________________________

The signature set forth below acknowledges Vendor’s agreement with and acceptance of the Standard Vendor Agreement for Merchandise (Products).

Name of Signatory/Title:______________________________________________________

Signatory Signature:	Date Signed:_____________________

PLEASE RETURN THIS COMPLETED SIGNATURE PAGE TO YOUR AFS REPRESENTATIVE OR
UPLOAD A COPY TO AFS’S “VENDORLINK” SYSTEM AND RETAIN A COPY FOR YOUR RECORDS.

FAILURE TO CHECK EITHER BOX ABOVE WILL BE DEEMED TO BE ACCEPTANCE BY VENDOR OF
THIS AGREEMENT WITHOUT MODIFICATION.

There will be further documentation required to become an approved supplier. Please refer to our “VendorLink” system for additional requirements.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Associated Food Stores, Inc. Standard Vendor Agreement

This Standard Vendor Agreement for Merchandise (Products)-Version July 2016 (this “Agreement”) is by and between Associated Food Stores, Inc., a Utah corporation, on behalf of itself and its affiliates issuing purchase orders hereunder (“AFS”) and the vendor designated on the Signature Page (“Vendor”).

Introduction
Scope	The terms and conditions of this Agreement set forth AFS’s offer and apply to Vendor with respect to Vendor’s provision of goods and merchandise (“Products”) to AFS. Products include food (including perishables and dry goods), ingredients for food, general merchandise, supplies, health and beauty care, and similar items for AFS offices, retail stores and facilities. This Agreement is effective as of the date this Agreement is accepted by Vendor (the “Effective Date”) and applies to any shipment of Products made by Vendor to AFS from and after the Effective Date. This Agreement includes the terms and conditions of all attached Exhibits.

Execution of Agreement	By its execution of this Agreement, Vendor acknowledges its acceptance of the terms and conditions contained herein and represents and warrants that Vendor’s execution and delivery of this Agreement to AFS has been duly authorized by all necessary corporate or other action on the part of Vendor.

Vendor will promptly either (a) deliver an executed original of the signature page signed by a person of authority representing Vendor to its AFS Category Manager or Department Director (“AFS Representative”) or (b) upload a properly signed signature page to AFS’s “VendorLink” system, but either event no later than thirty (30) days after Vendor’s receipt of this Agreement. If AFS does not receive an executed signature page from Vendor within this timeframe, Vendor’s shipment of Products in response to a AFS purchase order, whether electronically, orally or hard copy generated, constitutes Vendor’s unconditional acceptance of this Agreement.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

General Terms and Conditions

Set-Up

All vendors and items shipped through the warehouse must be approved through the AFS vendor and product acceptance process. Vendors must provide AFS any applicable documents and information requested through the vendor setup process. AFS has the right to reject any document or information received if it does not meet AFS expectations and/or requirements. Vendor must keep all documents and information current. Failure to provide required documents or information may result in shipments of products being refused and payments being withheld by AFS until the required document or information is provided. If payment to Vendor is delayed by Vendor’s failure to furnish AFS with required documents or information, Vendor acknowledges that no discount terms previously negotiated with AFS will be lost, revoked, denied or reduced, and AFS will continue to enjoy such negotiated discounts to such extent as if payment were made within the time period necessary to obtain them.

Vendor must promptly notify AFS of any change in control or ownership.

Product will not be cross docked to ARO stores without first receiving approval from AFS and being set up as an AFS-approved Vendor/Cross-Dock Vendor.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Purchase Orders	The terms and conditions for AFS’s purchase of Products are set forth in its purchase orders (“AFS Purchase Order”) and in this Agreement. An AFS Purchase Order may be transmitted by Electronic Data Interchange (“EDI”), other electronic format, including facsimile and electronic mail, or in paper format. Additional requirements governing EDI transactions are set forth below in the section captioned “EDI Transactions.”

The terms and conditions applicable to an AFS Purchase Order (the “P.O. Terms and Conditions”) are attached as Exhibit A and are a part of this Agreement. Unless Vendor and AFS have executed a written amendment to the P.O. Terms and Conditions, the P.O. Terms and Conditions apply to every purchase of Products by AFS from Vendor. If there is an inconsistency between the terms and conditions contained in this Agreement (including the P.O. Terms and Conditions) and the terms and conditions contained in other documents relating to the business to be conducted between AFS and Vendor, the terms and conditions of this Agreement (including the P.O., Terms and Conditions) will prevail unless the conflicting document provides otherwise and is signed by both AFS and Vendor.

Insurance Requirements	Vendor will maintain at all times while providing Products to AFS, at Vendor’s own cost and expense, insurance coverage of the types and in such amounts as described in Exhibit B as may be supplemented or updated from time to time on AFS’s “VendorLink” system. Product liability and completed operations insurance must provide coverage in respect of claims involving bodily injury or property damage arising out of or in connection with the Products. The insurance must be primary and not excess or contributing with any insurance or self-insurance maintained by AFS. The insurance coverage required under this Agreement must be maintained by each Vendor for a minimum period of two years following any purchase by AFS or as long as the Products are still held by AFS for resale or use, whichever is longer.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Prior to shipping Products, Vendor will deliver to AFS a Certificate of Insurance including “Associated Food Stores, Inc.” as Additional Insured Vendors. Such Additional Insured status may be given by either an Additional Insured Vendors endorsement or, with AFS’s prior approval, by blanket Additional Insured Vendors coverage built into the Vendor’s General Liability policy form.

The Certificate of Insurance must identify all self-insured retentions and/or deductibles to the current ISO general liability policy. Vendor must provide a minimum of [*****] calendar days’ advanced written notice should said insurance be cancelled (voluntarily or otherwise), expire, or for any reduction in the amount or scope of coverage. In the event of cancellation or expiration of said insurance during the period of time insurance coverage is required under this Agreement, Vendor must provide proof of replacement insurance a minimum of [*****] calendar days in advance of the effective date of such cancellation or expiration.

Product Recall Policy	In the event of any and all product recalls that are either (i) agreed upon between Vendor and AFS, or (ii) that are required (either by law or in the commercially reasonable judgment of AFS) because AFS has reason to believe the Products are defective, dangerous, incomplete, infringe upon intellectual property rights, or are not in compliance with applicable laws or regulations, the Products will be returned to Vendor at Vendor’s expense, or otherwise disposed of as provided for in the AFS Product Recall Procedures. This expense, unless otherwise agreed in writing between Vendor and AFS, will be as set forth in the Recall Policy attached Exhibit C – AFS Billing Policy for Recalls and Withdrawals and may be amended or updated from time to time on AFS’s “VendorLink” system. The Purchase Order Terms and Conditions continue to apply to Products that have been recalled.

Price Increase Notification	Vendor must deliver to its AFS Representative written or electronic notice of any proposed price increases, excluding commodity products (e.g., perishable products and live goods), a minimum of [*****] days prior to the effective date of such price increase. AFS may establish additional price change notices and other procedures from time to time upon written notice to Vendor. AFS will not be obligated to pay such price increase for any Products for which Vendor did not timely deliver such written notice.

Price Decrease Notification	Vendor must deliver to its AFS Representative written or electronic notice of any proposed price decreases, excluding those for commodity products (e.g., perishable products, live goods, and some food products), a minimum of [*****] days prior to the effective date of such price decrease. Price decreases received without proper notification will be subject to a price protection charge.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Accounting Office Polices

Invoices	Vendor must provide a separate invoice for each AFS Purchase Order shipped. Each invoice must include the following:

●	Unique invoice number

●	Valid AFS Purchase Order number

●	Vendor name and “remit to address”

●	Complete address to which the product was shipped

●	Net payment before cash discount

●	Payment terms

●	Total shipped quantity and total invoiced quantity. (Food product: Case count, Non-food product: each selling unit)

●	Invoice date on or after the ship date

Vendor must notify AFS’s Accounts Payable in writing of any change to Vendor’s “remit to address.” Failure to do so will delay future payments. Notification information for the various AFS entities is available from the AFS representative or on AFS’s “VendorLink” system. Unless otherwise agreed in writing, terms of payment for the Products ordered will begin on the later of (a) the date the Products ordered were scheduled for delivery and (b) the date the Products are received at AFS’s designated location, and discounts will be calculated on the gross amount.

If Vendor ships products prior to the date shown on the AFS Purchase Order, payment will be made based upon the scheduled receiving date, increasing the original terms by the number of days received early. All early shipment requests must be submitted to an AFS Buyer and approved.

Vendor must reference an AFS Purchase Order number and Vendor’s invoice number when making inquiries or initiating correspondence.

Vendor must keep full and detailed accounts for a period of not less than [*****] years or as required by law and exercise such controls as may be necessary for proper financial management with respect to transactions with AFS. AFS reserves the right to audit up to two years of Vendor’s transactions at any time with respect to Vendor’s charges, policies, and procedures. Any resulting claims will be immediately deducted with or without prior Vendor approval or notice.

AFS reserves the right to deduct, set-off or withhold payments determined by AFS to be due and owing by Vendor, whether determined by AFS in the course of any audit conducted on behalf of AFS or otherwise, i.e., TPR’s, PBA’s Lump Sums, etc.. If Vendor has not made payment within [*****] days after the invoice date, AFS will not be responsible for any late charges, penalties or assessments in connection with the assertion of its rights to deduct, set-off or withhold such amounts.

Vendor promotional offers and allowances will be administered and implemented by AFS pursuant to AFS’s current guidelines, a copy of which is available from an AFS Representative or on AFS’s “VendorLink” system.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Vendor will pay to AFS the amounts set forth in the Fee Schedule attached as Exhibit D for any noncompliance with this Agreement.

Confidential Information	Vendor acknowledges that it may from time to time possess Confidential Information that has been created, discovered, developed by or provided to it by or on behalf of AFS, which information has commercial value in AFS’s business and which is not in the public domain. As used herein, “Confidential Information” means all trade secrets and all other information (whether oral, observed, or written) that is marked or treated as confidential, restricted, or proprietary by AFS or that a person would reasonably consider to be confidential or proprietary under the circumstances, including, but not limited to, customer information, pricing information, product information, employee information, information regarding business planning and operations, and administrative, financial and marketing activities.

Vendor will protect Confidential Information with the same degree of care that it uses in protecting its own confidential information, but not less than reasonable care. Vendors will not, without AFS’s prior written consent, use or disclose any Confidential Information to any person except its authorized employees who require the same in connection with fulfilling Vendor’s obligations to AFS. Vendor will not commercially utilize any Confidential Information without AFS’s express prior written consent.

Notwithstanding the foregoing, Vendor will have no obligation under this Section with respect to any Confidential Information that it can prove is: (i) received from a third party having a bona fide right to such information and not under an obligation of confidentiality; (ii) approved for release in writing by AFS; (iii) developed independently without reliance on any Confidential Information; (iv) published or becomes generally available through no act or failure to act on the part of Vendor, (v) publicly known through no wrongful act of Vendor, or (vi) required to be disclosed by a court of law, provided Vendor notifies AFS prior to such disclosure.

Vendor will return all Confidential Information contained in a tangible form upon termination of its relationship with AFS, or at an earlier time at AFS’s request. Unless otherwise agreed in writing, Vendor shall not make copies of any Confidential Information.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EDI Transactions

Use of EDI	Maximizing use of Electronic Data Interchange (EDI) is a key priority of AFS. Cooperative efforts through the use of EDI have resulted in increased accuracy, improved timeliness, and reduced operating expenses. AFS supports a variety of different EDI Transactions, some of which are mandated through an “EDT Non-Compliance” program.

EDI Non-Compliance	Vendors who accept AFS Purchase Orders that require shipment to any AFS distribution center (“DC”) or other affiliate locations are required to have the ability to receive the issued AFS Purchase Order via EDI as well as to return the associated invoice via EDI. Vendors not meeting this requirement will be given [*****] days to comply. Should Vendor not conduct the transactions via EDI within such [*****]-day period, a $[*****] fee may be deducted by AFS from payment per each invoice to help offset the cost of manual processing. Acceptance of an AFS Purchase Order will signify consent to this term of purchase.

Transmissions	Documents are transmitted electronically to each Vendor through the use of valued added networks and on a limited basis directly to Vendor. Either party may contract with the value-added network of its choice, but [*****] days’ notice must be given to the other party upon any change in the choice of the preferred value-added network. Each party is responsible for value-added network expenses for data sent or picked up from its own mailbox.

Acknowledgments	Vendor will acknowledge the receipt of transactions as facilitated through the [*****] or alternative acknowledgment approved in writing by AFS. AFS will monitor these acknowledgments and take appropriate action if the expected acknowledgments have not been received within the time specified by the standard version being used, or within [*****] hours, whichever is the shorter period.

Transactions sent to AFS by Vendor will be acknowledged according to the guidelines for standard versions being traded. As the sender, it is Vendor’s responsibility to verify that AFS acknowledges the transmissions sent. It is Vendor’s responsibility to take appropriate action if the expected acknowledgments have not been forthcoming within the time specified by the standard version being used or [*****] hours, whichever is the shorter period.

Garbled Transmissions	If any transmitted document is received in an unintelligible or garbled form, the receiving party must promptly notify the originating party in a reasonable manner.

Termination	AFS reserves the right to revoke an EDI partnership at any time and to revert to the comparable paper process exchange.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Logistics Requirements

UPC/GTIN Policy	All Products sold to AFS in consumer units for the purpose of resale must have a readable UPC or GTIN (collectively, “UPC/GTIN”) barcode affixed to the Product or the Product’s “sellable” packing. All produce sold to AFS must have a PLU code affixed to the Product. See the AFS Representative for further clarification.

Vendor must adhere to the UCC specifications for the UPC/GTIN bar code for format, size, color, location and clarity.

Bar codes must be clear, legible, capable of being electronically scanned, and represent the human readable numeric code located beneath the barcode.

Vendor must e-mail its AFS Representative for authorization prior to making substitutions for the Products appearing on the AFS Purchase Order.

Vendor must communicate to its AFS Representative, in writing, all changes to current UPC/GTIN numbers, as well as the addition of new numbers, no less than [*****] days prior to shipment of Products to AFS.

Vendor covenants that: (1) the UPC/GTIN and PLU codes on the labels or packaging for all Products will be imprinted in an accurate manner that can be electronically scanned; and (2) the UPC/GTIN and PLU information will be correctly assigned to the Products. For the breach of either or both of these covenants, AFS will charge Vendor in accordance with the Fee Schedule attached as Exhibit D.

As technology changes - Vendor agrees to adhere to any additional labeling or identification requirements that AFS requires.

Product Preparation	Vendor must prepare Products for shipment as specified by the AFS Purchase Order instructions and in accordance with the Terms and Conditions of the National Motor Freight Classification as it pertains to specifications for packages and the rules portion of the tariff. In addition, Vendor shall:

●	Apply tickets to product in accordance with the AFS Purchase Order, including any specific ticketing provisions and cost thereof:

	o	Print the correct information on the ticket (e.g., price, SKU, Class, UPC/GTIN)

	o	Place ticket on the correct Products

	o	Place ticket in the correct location on the Products

●	Custom pre-pack and package Products as specified by the AFS Purchase Order:

	o	Case quantity and inner pack quantity as specified.

	o	Correct number of units

	o	Pre-assorted as specified

	o	Do not ship partial cases.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Packing List/Bill of Lading	Vendors are required to prepare packing lists as specified below:

●	Prepare a packing list for each AFS Purchase Order to include the AFS Purchase Order number, Vendor style/stock number, UPC/GTIN, PLU code, quantity ordered, quantity shipped and customer address.

●	Clearly indicate which carton contains the packing list.

Note: If agreed upon, prepare individual store packing lists and a consolidated packing list when shipment is specified for multiple stores. Attach paperwork to the lead carton.

●	Indicate the quantity and cost of pallets if Products are delivered on pallets for which AFS will be charged.

Case Labeling	Minimum requirements for case labeling may differ, depending on the following factors:

●	Product category

●	Sourcing (domestic vs. import)

●	Facility shipped to

●	Usage of carton level GS1-128 label with approved ASN

Printing must be legible, and easily visible in a warehouse environment (at least 4 feet from the product). Preprinted or pressure sensitive labels may be used in lieu of direct ink application. Case labels to be positioned so they are visible from the outside of the finished pallet. Any applied label must meet content, positioning, and legibility requirements set forth in this standard.

All cases must display the following:

●	Case UPC/GTIN/Barcode – the barcode must be scan readable according to GS1 standards.

●	Product UPC/GTIN number in human readable format

●	Product name, including brand

●	Pack count and size

●	Code date (best by, sell by, etc.) The shipping case must be printed with the same date code as the retail package.

●	Label hazardous substances in compliance with all applicable laws, rules and regulations, including the Federal Hazardous Substance Act, for the transportation method being use, including IATA, DOT (49 CFR 172), and I.M.D.G. as applicable.

Routing and Shipping Instructions	Vendor will:

●	List all AFS Purchase Order numbers on the Bill of Lading. (This service may be performed by the carrier on the freight bill.);

●	Mark all pallets and Bills of Lading with complete shipping address;

●	Pack, mark and describe shipment on Bill of Lading in accordance with the National Motor Freight classifications, including IATA, DOT (49 CFR 172), and I.M.D.G., as applicable;

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●	Provide AFS with a contact name, address, and phone number, for each of Vendor’s ship points, to receive updates to standard routing instructions;

●	Follow the AFS Logistics Department standard routing instructions for all collect shipments;

●	Ship Products according to the date specified on a Purchase Order;

●	Ship AFS Purchase Orders complete in one departure – backorders are not allowed unless the AFS Representative gives prior written or electronic approval. Failure to do so will result in a chargeback for shipping costs associated with a backorder; and

●	Ship pre-approved backorders prepaid, FOB AFS’s DC dock at Vendor expense plus applicable off invoice amounts.

Scheduling, Delivery, Unloading and Pallet Requirements	For prepaid Vendor shipments, a delivery appointment is required prior to pick up by the carrier. Vendor name, AFS Purchase Order number,delivery address, and pertinent load information is required for appointment and delivery. This includes number of cases, weight, number of pallets/and cube, if available. Load type should be identified (floor stacked, slip sheets, pallets) and delivery appointments should be scheduled a minimum of 48 hours prior to the requested arrival-due date.

To facilitate scheduling of inbound delivery appointments, Vendor and its shippers and carriers must use online web-based scheduling, managed receiving at http://mgdrec.capstonelogistics.com. Delivery appointments can be scheduled off line at an AFS scheduling center, 801-786-8888. AFS reserves the right to impose a fee for any manual scheduling.

Unloading for any type of shipment (floor stacked, slip sheets, pallets will be based on AFS’s specifications. Palletized loads must be on [*****]-way entry pallets. [*****] block pallets are preferred. Only - #[*****] quality pallets will be accepted- CHEP or like type pool pallet (PEPO,IGPS). AFS does not participate in a pallet exchange. AFS reserves the right to refuse products shipped on pallets that do not meet minimum standards of quality, safety or sanitation. AFS may require products to be converted to acceptable pallets at the Vendor’s or carrier’s expense.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

If the pallets are not separated and retail ready at Vendor’s facility, Vendor will either need to require its driver to sort and separate or hire AFS’s lumping service to prepare the pallets for receiving within AFS standards. There are fees associated with using AFS’s onsite unloading service. If onsite unloading is requested, Vendor agrees to pay the associated fees. If loads are received with an excessive amount of damage that increases normal labor time spent for load size, Vendor agrees to pay such fees as described in Exhibit D

AFS Distribution Center Policy:

Any driver who chooses to unload his or her own load will be required to complete the load within the scheduled unload time along with wearing a safety vest.

Children under 12 are not permitted in the warehouse.

Proper footwear is required in the warehouse – No open toe or open-heeled shoes.

AFS is a weapons-free workplace. Bringing a weapon onto any AFS premises is strictly prohibited.

Smoking (including E-Cigs) is only permitted in designated smoking areas.

If for any reason Vendor’s driver cannot meet all of the required safety rules, Vendor will be required to hire AFS’s current unloading service and pay all costs and fees associated therewith.

AFS may, in its sole discretion, prohibit certain carriers from making deliveries to AFS facilities. Vendor is required to check with AFS to confirm that Vendor’s carriers are not prohibited from making deliveries to AFS’s facilities. If Vendor uses a prohibited carrier, the shipment will be rejected at the time of arrival and Vendor will be responsible for any storage or re-consignment fees if occurred.

Cross Dock Preparation	Vendors will be required to package all items in a minimum of a [*****] inch cardboard box. Retail sales cartons will not be accepted and will need to be repackaged. All carton(s) and pallet (s) need to have a label attached clearly indicating:

●	AFS Customer Name

●	AFS Customer number

●	Required staging temperature.

Vendors are also required to provide an Advanced Shipping Notice (“ASN”) to AFS when making an appointment for the delivery of the cross dock product. This is to be emailed to the appropriate receiving office.

The ASN must be received a minimum of [*****] prior to the delivery of the product to the AFS DC. The following is required on each case:

●	AFS Customer Name

●	AFS Customer Number

●	Number of Shipping Units/Cases

●	Total Weight for each commodity type (dry and deli may go together

●	Total Cube for each commodity type

●	Required Staging Temperature

If the pallets are not separated and retail ready at Vendor’s facility, Vendor will either need to require its driver to sort and separate or hire AFS’s lumping service to prepare the pallets for receiving within AFS standards. There are fees associated with using AFS’s lumping service. If onsite unloading is requested, Vendor agrees to pay such fees.

Vendor must email the ASN to set up an appointment. If there are questions regarding the scheduling process, Vendors should call [*****].

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Cross Dock Delivery/Process	Vendor is required to provide a retail ready document invoice. A copy needs to be attached to the pallet or case for each store.

All cross-dock orders must be received into the AFS DC a minimum of [*****] prior to the earliest retailer’s transmission time; any deliveries made less than that will be delayed until the retailer’s next delivery. Any deliveries arriving at AFS without a prior ASN or a scheduled delivery appointment, or a proper retail ready pallet’s, are subject to being refused until an appointment is made or an ASN is received.

AFS will receive product into the warehouse according to the ASN. AFS will not be responsible for case counts on pallets. AFS will sign for pallet quantity only. AFS does not count cases on pallets or verify product descriptions. AFS will not be responsible for miss picks or damages sent to retailers. If product needs to be returned to Vendor, pick up must be worked out between vendor and retailer.

Advertising Images

Advertising Images	AFS requires all Product images be submitted for use in its print and digital advertising efforts. Vendor will be responsible for any fees associated with such submissions. Fees and submission criteria can be found in AFS’s “VendorLink” system and may from time to time be amended and updated.

Merchandise Deliveries and Pickup Requirements (ARO Stores Only)

The following rules and guidelines apply to any deliveries or pickups made at any retail store location owned or operated by a subsidiary of AFS or any of its affiliates (collectively, “ARO Stores”). These rules and guidelines have been put in place to help discourage and prevent dishonesty, errors and accidents while receiving merchandise.

Vendor DSD Delivery	Vendors should deliver merchandise during designated receiving hours, unless a Vendor has made other arrangements with the authorized ARO Store employee receiving the delivery (the “receiver”) or other extenuating circumstances occur.

Vendors must only deliver merchandise through the receiving doors at the ARO Store. Only U.S. Mail and Controlled Substances for the pharmacy are permitted to use the front doors.

Vendor Credits must be charged out and issued prior to deliveries being received. Merchandise cannot be removed from the ARO Store until a credit memo has been issued and merchandise is checked out by the receiver at such location.

Vendors must list credits on an invoice separate from the debit invoice.

Vendors may not swap old merchandise for new merchandise.

Vendor Product cannot be transferred using the ARO Store transfer process. All Vendor Products being moved to another ARO Store location need to be handled using vendor credits and invoices.

Vendors must have invoices prior to check in and must organize the delivered merchandise so the receiver can count and scan all items. All of this must be done in the staging area.

Employees and representatives of Vendors may not bring helpers (spouses, children, or friends) into the backroom of any ARO Store.

Vendors must allow the receiver to check boxes (including broken-down), bags and other containers before removing them from the store.

Employees and representatives of Vendors must show receipts to receiver if anything is purchased while inside the ARO Store. If such employees or representatives are buying more than three items, they should enter and exit through the front of the ARO Store.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

All overstock must be approved by the center store team at the ARO Store.

Vendors are never allowed to offer samples to the receiver at ARO store locations.

Vendors must not open the receiving or dock doors.

Vendors must check with the receiver prior to placing cardboard in the bailer or prior to discarding anything. Vendors are not authorized to operate the bailer or compactor.

Vendors cannot tamper with credits, invoices, the FM hand unit or the receiving computer equipment.

Vendors cannot use power jacks or lifts. If a Vendor needs merchandise moved to another location, a store team member will need to move it for the Vendor.

Unauthorized items will be refused.

If for any reason any merchandise received or delivered to an ARO Store was not authorized pursuant to a valid AFS/ARO Purchase Order, then the invoice for such merchandise will not be paid.

General

Salvage Terms	Vendor must sign and return to its AFS Representative a Reclamation Agreement. Vendor must update the Reclamation Agreement when major line changes occur, but not less frequently than annually. Current Reclamation Agreements will remain in effect until changed in writing. Vendor will comply with the terms of the AFS Reclamation Policy, as amended and modified from time to time as set forth on AFS’s “VendorLink” system, the items of which are incorporated herein by reference.

In addition, AFS may conduct a bi-annual Reclamation True-up for non-food products including Health and Beauty Aids and Candy. This process will compare the Vendor’s actual product processed through the AFS Reclamation Center compared to the monies collected from the Vendor as a Reclamation Allowance. If the Vendor’s Reclamation Allowance is less than the product processed through AFS’s Reclamation Center, then AFS is entitled to claim the variance via an Accounts Receivable invoice or a deduction.

Scanning/Faxing	The parties agree that in the event Vendor returns the signature page of this Agreement via fax or other electronic means, including via email (with .PDF attachment), such signature page shall be treated in all respects as an original instrument bearing the signature of the transmitting party, and either party may rely on and/or enforce a scanned version of this Agreement as if it were an original.

Notices	Any notice called for in this Agreement must be in writing, and may be given by personal delivery, first class mail, overnight delivery service or electronic mail. If sent by first class mail, notices shall be sent to Vendor at the address listed on the signature page, and if sent to AFS, at the following address:

Associated Food Stores, Inc.
Attn: Chief Financial Officer
[*****]
[*****]

Notices given by personal delivery will be effective on delivery; notices given by overnight services will be effective on the next business day; notices given by first class mail will be effective three business days after mailing; and notices given by electronic mail will be effective when acknowledged as received. As used herein, “business day” means a day of the week other than a Saturday, Sunday or legal holiday (state or federal) in the state where delivery is being made. Either party may designate another notice address in a notice given pursuant to this Section.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF EXHIBITS

EXHIBIT A: AFS PURCHASE ORDER TERMS AND CONDITIONS

EXHIBIT B: VENDOR INSURANCE REQUIREMENTS

EXHIBIT C: AFS BILLING POLICY FOR RECALLS AND WITHDRAWALS

EXHIBIT D: FEE SCHEDULE

EXHIBIT A
AFS PURCHASE ORDER TERMS AND CONDITIONS

1	Purchase Order; Cancellation. These AFS Purchase Order Terms and Conditions apply to all orders (“AFS Purchase Orders”) of goods, merchandise and incidental services (“Products”) ordered by Associated Food Stores, Inc. and its affiliates (collectively, “AFS”) from Vendor. AFS reserves the right to cancel a AFS Purchase Order without penalty by notice to Vendor on or before the given cancellation date and at any time if the completion or delivery date is not met or if prior to such date, AFS had reason to demand adequate assurance of due performance and such assurance is not forthcoming within [*****] days after the date of AFS’s demand. If a delivery date or completion date is not specified on the AFS Purchase Order a reasonable time will be allowed. AFS may cancel the un-received portion of an AFS Purchase Order at any time if delivery of the Products is not timely. If Vendor can fulfill its delivery obligation only by shipping by premium routing, the premium charges will be prepaid by Vendor. If no cancellation date appears on the front of the AFS Purchase Order, the cancellation date will be a reasonable period of time prior to the shipment of the Products. If Vendor ships the Products before the “ship on” date, after the cancellation date, or after actual cancellation, AFS may, in the exercise of its sole discretion, refuse the shipment, or AFS may accept the Products and charge Vendor in accordance with AFS’s Non- Compliance Fee Schedule. Any and all loads created at Vendor’s dock must be segregated by individual AFS Purchase Order.

2	Non-Conforming or Unordered Products. AFS will have no obligation to accept or pay for any unordered Products or Products shipped that do not conform to, or comply with, the terms and conditions of the AFS Purchase Order, the Vendor Agreement or the terms and conditions of any other agreement to which these AFS Purchase Order Terms and Conditions are attached, including shipping and routing instructions and dates of shipment and delivery. If AFS takes delivery of such nonconforming order, or any part of such an order, AFS reserves the right to deduct from its payment all actual or reasonable expenses, including, but not limited to, transportation, inspection, receipt, ticketing, re-ticketing, recall, care and custody of the Products, and notice to Vendor incurred as a result of such non-conformity or non-compliance. If AFS takes delivery of any unordered or non-complying Products, AFS may, without notice to Vendor of such fact, ship the unordered or noncomplying Products to Vendor at Vendor’s cost and expense. AFS will have no obligation to accept or to pay for any substituted goods or excess shipment of any Products made without AFS’s prior written approval. Vendors will not backorder any Products subject to an AFS Purchase Order without AFS’s prior written consent. Vendor must pay all shipping costs associated with a backorder. All backorders should receive the best of pricing and terms at either the time of original order or at the time of actual shipment. All terms and conditions of the AFS Purchase Order apply to any Products on backorder.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

3	Right of Inspection. AFS will have the right to inspect the Products and reject any nonconforming Products within [*****] days of delivery. This right of inspection, whether exercised or not, will not affect AFS’s right to revoke acceptance or pursue other remedies if defects or nonconformities are discovered at a later date, notwithstanding that any defect or nonconformity could have been discovered upon inspection. Payment by AFS will not be construed as an acceptance of Products, or as a waiver or limitation of any of AFS’s rights as set forth herein. In no event will Vendor sell or distribute to third parties any Products that contain logos, trade names, trademarks or labels of AFS (including any private labels AFS is authorized to use, including without limitation Western Family), even if rejected by AFS as nonconforming.

4	Shipment Constitutes Acceptance of Agreement. Shipment of Products by Vendor constitutes acceptance of these AFS Purchase Order Terms and Conditions and the terms and conditions set forth in any agreement to which the AFS Purchase Order Terms and Conditions are attached, unless AFS has agreed to a change in writing prior to shipment. These AFS Purchase Order Terms and Conditions may not be altered by industry customs or course of dealings of the parties. IN THE EVENT ANY OF THE TERMS CONTAINED IN AFS’S VENDOR AGREEMENT, INCLUDING THESE AFS PURCHASE ORDER TERMS AND CONDITIONS, CONFLICTS WITH ANY TERMS IN VENDOR’S INVOICE, BILL OF LADING, OR OTHER VENDOR DOCUMENT, THE TERMS OF AFS’S VENDOR AGREEMENT, INCLUDING THESE AFS PURCHASE ORDER TERMS AND CONDITIONS, SHALL CONTROL NOTWITHSTANDING ANYTHING IN ANY VENDOR DOCUMENT WHICH STATES OR PURPORTS THAT THE TERMS OF THAT VENDOR DOCUMENT CONTROLS.

5	Retail Pricing. AFS makes no representation regarding the maintenance of any specific retail price for Products purchased for resale.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

6		Representations, Warranties and Guarantees. By acceptance of the AFS Purchase Order, Vendor makes the following representations, warranties and guarantees:

	a.	The Products shipped, as of the date of shipment, comply with, and are not adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act, as amended, (“FDCA”), including, without limitation, the Food Additives Amendment as further amended and also comply with, and are not adulterated or misbranded within the meaning of, any states’ food and drug law; are not articles that may not be introduced into interstate commerce pursuant to Sections 404 or 505 of the FDCA, the Federal Hazardous Substances Act (“FHSA”), or otherwise; if meat and poultry products comply with the Federal Meat Inspection Act and the Poultry Products Inspection Act; conform to all applicable Consumer Product Safety Act (“CPSA”) rules, bans, standards or regulations, and if sold in California, Proposition 65 Standards; and furthermore comply with all other applicable federal, state and local laws, rules and regulations.

	b.	Each shipment or other delivery of Products is not misbranded or mislabeled under the FHSA or any other law or regulation; Products have been tested and approved by either the Underwriters Laboratory, Inc. or the ETL, and the National Sanitation Foundation (if applicable); Products will include a Certificate of Compliance for children’s products or a General Compliancy Certificate for other CPSA regulated products as required under the Consumer Product Safety Improvement Act of 2008 (“CPSIA”); Products will comply in all material respects with all applicable Federal and State product safety laws and regulations and all applicable and mandatory product safety rules, bans and standards that are enforced by the U.S. Consumer Product Safety Commission, including any failure of a Certificate of Compliance supplied by the Vendor or maintained on Vendor’s internet accessible electronic platform to comply with applicable requirements of the CPSIA §14(a); Products will, if constituting or containing an economic poison as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, be registered pursuant to said Act and comply with all other provisions of such Act (7 U.S.C.A. 135- 135K); Products will conform to the applicable flammability standards under the Federal Flammable Fabrics Act; and Products meet all applicable Occupational Safety and Health Administration Standards. Vendor warrants that all electric appliances, component parts and wiring purchased shall be listed by either the Underwriters Laboratories, Inc. or the ETL in compliance with applicable electrical codes; that all merchandise purchased containing fabric which is subject to the provisions of the Federal Flammable Fabrics Act shall conform to the provisions of such act; that all merchandise purchased which is subject to the provisions of the applicable state bedding and furniture laws shall conform to the provisions of such laws; and that all textile fiber products furnished shall be properly branded and invoiced in accordance with the Textile Fiber Products Identification Act and all other Federal Statutes applicable to such products. Vendor will provide AFS copies of all Material Safety Data Sheets (“MSDS”) for any applicable products.

	c.	The Products, including the packaging, advertising, labels and other materials contained on, with, or relating to the Products, do not infringe any patent, copyright, trademark, trade name or other proprietary interest of AFS or any third party and comply with the Federal Trade Commission Act and all other applicable laws, rules and regulations.

	d.	The price charged, allowances and services furnished, if any, in connection with the sale of Products to AFS are not discriminatory and were made available on proportionately equal terms to other customers of Vendor, and that the prices charged for the Products shipped are the lowest lawful prices available from Vendor.

	e.	The Products and the manufacture, sale, storage, shipping, transportation and billing for the Products, comply with all provisions of applicable law and with all applicable promulgations of governmental authority, both domestic and foreign.

	f.	Vendor is the lawful owner of the Products, has good right to sell same and convey good and merchantable title, and the Products are and will be conveyed free of any and all claims, liens, security interests or other encumbrances. Vendor represents that unless it has disclosed to AFS otherwise, it is not a broker or reseller of the Products.

	g.	The Products are of merchantable quality and of good material and workmanship, are free from contamination or impurity and defects in design and title, and are fit and sufficient for purposes for which goods of that type are ordinarily used, as well as for any purposes Vendor has specified or advertised.

	h.	The Products conform in every respect to applicable specifications, instructions, drawings, data, samples and descriptions.

	i.	The representations, warranties and guarantees contained in this Section 6 run to AFS, its customers, and its and their successors and assigns. Vendor incorporates by reference and passes on to AFS and its customers and its and their successors and assigns the benefits of all warranties and guarantees given to Vendor by persons from whom Vendor purchased any of the Products. AFS’s approval of specifications, drawings, samples and/or other descriptions furnished by Vendor does not relieve Vendor of its obligations. The representations, warranties and guarantees set forth in this Section 6 are in addition to all other express, implied or statutory warranties, are continuing in nature, survive AFS’s payment, acceptance, inspection or failure to inspect the Products.

	j.	Vendor will in every manner of its business related to the AFS Purchase Order and all Products or merchandise delivered to AFS obey and conform to all applicable laws, rules and regulations, both domestic and foreign.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

7	Code of Conduct. Vendor warrants that the Products are produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued under Section 14 thereof. Vendor represents and warrants that Vendor and its contractors are not engaged in and will not engage in any labor practice in violation of the laws or regulations of the country of manufacture or assembly of the Products involving unsanitary and/or unsafe labor conditions. If AFS determines that Vendor or its contractors have failed to comply with the foregoing, AFS will be entitled to return all Products on hand for full refund, at Vendor’s cost, and cancel any unfilled orders at no cost.
The following Code of Conduct is an integral part of all AFS Purchase Orders, the terms of which must be followed by Vendor and its contractors: [*****]
8	Customer Returns. If AFS has purchased Products hereunder for the purpose of resale and AFS’s customers return any of the Products to AFS due to any actual or alleged defect, or the Products in any way fail to comply with these AFS Purchase Order Terms and Conditions, AFS may tender back such Products to Vendor on an FOB origin basis. Vendor will promptly accept such Products, pay all shipping and handling expenses and give full, unconditional credit or cash refund, at AFS’s option, for the cost of the Products to AFS. Perishable food Products need not be returned in order to obtain full credit.

9	Acceptance of Terms. AFS’S OFFER TO PURCHASE IS EXPRESSLY SUBJECT TO VENDOR’S ACCEPTANCE OF THESE AFS PURCHASE ORDER TERMS AND CONDITIONS AND ANY AGREEMENT TO WHICH THESE AFS PURCHASE ORDER TERMS AND CONDITIONS IS ATTACHED. VENDOR’S EXECUTION OF AFS’S STANDARD VENDOR AGREEMENT OR OTHER PURCHASE AGREEMENT (OR VENDOR’S SHIPMENT OF PRODUCTS IN RESPONSE TO AN AFS PURCHASE ORDER) CONSTITUTES VENDOR’S ACCEPTANCE OF THESE AFS PURCHASE ORDER TERMS AND CONDITIONS AND ANY AGREEMENT TO WHICH THE AFS PURCHASE ORDER TERMS AND CONDITIONS IS ATTACHED, AND PRECLUDES VENDOR’S OBJECTION TO ANY SUCH TERMS AND CONDITIONS AND/OR VENDOR’S INCLUSION OF ANY DIFFERENT OR ADDITIONAL ITEMS, TERMS OR CONDITIONS IN ANY RESULTING ORDER EXCEPT AS SET FORTH IN WRITTEN AMENDMENT REFERENCING THESE AFS PURCHASE ORDER TERMS AND SIGNED BY BOTH AFS AND VENDOR. By accepting a AFS Purchase Order or by shipping Products in response to a AFS Purchase Order, Vendor agrees that AFS is not bound by any other term or condition of Vendor in any written acknowledgment, invoice or otherwise, that is inconsistent with or in addition to the terms and conditions hereof. All sections of the Uniform Commercial Code that expressly or implicitly protect AFS and are not inconsistent with any term hereunder are hereby incorporated by reference, whether it is construed as an offer or acceptance.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

10	Payments Subject to Claims/Defenses. All amounts payable to Vendor will be subject to all claims and defenses of AFS, whether arising from the AFS Purchase Order or any other transaction. AFS has the right to set off and deduct against any such amounts all present and future indebtedness of Vendor to AFS (which includes all of its affiliates) and may exercise this right up to [*****] years from the date of the last shipment by Vendor. Vendor will be deemed to have accepted each debit amount or vendor chargeback within [*****] days following receipt of notice of same, unless Vendor notifies AFS’s Accounts Payable Department (marked “Correspondence”) in writing during such period as to why the deduction should not be made and provides sufficient documentation of the reason(s) given.

11	Taxes and Other Charges. Unless otherwise agreed in writing, the contract price includes all federal, state and local taxes, tariffs, import duties, commissions and other charges, except taxes Vendor is required by law to collect from AFS. Such taxes, if any, will be separately stated in Vendor’s invoice and will be paid by AFS unless an exemption is available. Vendor will obtain and pay for any licenses, permits, or inspection by public bodies required in connection with the manufacture, completion, or delivery of the Products.

12	Force Majeure. TIME IS OF THE ESSENCE. However, AFS excuses Vendor from nonperformance or delays in delivery caused by acts of God, unforeseeable occurrences or other force majeure events, but Vendor agrees it is not excused by unexpected difficulty or commercial impracticality of any degree or by any labor difficulties or strikes. AFS may cancel the un-received portion of an AFS Purchase Order at any time if delivery of the goods is not timely. If Vendor can fulfill its delivery obligation only by shipping by premium routing, the premium charges shall be prepaid by the Vendor or, if not prepaid, then AFS reserves the right to issue chargebacks relating to the additional freight costs and administrative costs. AFS reserves the right to reject any shipment of any order of goods from Vendor and shall have no obligation to pay for the rejected shipment in the event that AFS’s business or operations are discontinued in whole or part by reason of fire, flood, earthquake, war, civil disorder or any other act or event beyond AFS’s reasonable control.

13	Indemnification. Vendor will protect, defend, indemnify and hold harmless AFS, its subsidiaries and affiliates, and its customers, and their respective directors, officers, employees, agents, contractors, successors and assigns (collectively, the “AFS Indemnified Persons”) from and against any and all claims, actions (including those in strict liability), demands, liabilities, losses, costs and expenses (including reasonable attorney’s fees), including without limitation liabilities arising from any actual or alleged injury to or death of any person, damage to any property, and any other damage or loss whatsoever and by whomsoever suffered, including Vendor’s or AFS’s agents or employees, resulting or claimed to result, directly or indirectly, from (1) the Products, including AFS’s purchase, use, shipment, storage, delivery, sale, offering for sale, or other handling of the Products, or (2) Vendor’s actual or alleged breach of any of the representations, warranties, guarantees or other terms and conditions contained herein, except as to (1) and (2) above, if such liability is caused by the sole negligence or willful misconduct of the AFS Indemnified Person seeking indemnification pursuant to this section. In addition to the foregoing, if any of the Products purchased or any part thereof is alleged or held to constitute an infringement of any patent, copyright, trade name, trademark or other intellectual property right of any third party, Vendor, at its own expense, will either (i) procure for AFS, its successors, assigns, and customers the right to continue using such Products without additional charge or expense to AFS or its successors, assigns or customers; (ii) replace the Products with non-infringing items at no additional charge or expense; or (iii) only if options (i) and (ii) are impracticable, refund the purchase price for the Products and pay all related expenses.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

As to any claim made against AFS or its subsidiaries, affiliates, successors or assigns, Vendor expressly waives any defense or insulation from liability or immunity from suit with respect to injuries to Vendor’s employees that may be extended to Vendor as a result of any payments made by Vendor to such employees or under any applicable worker’s compensation statute or similar law or judicial decision. It is further agreed and affirmed that Vendor will hold indemnify, defend and hold harmless AFS and its subsidiaries, affiliates, successors and assigns from and against any claims made by any of Vendor’s employees, contractors or representatives working in the course and scope of their employment by Vendor or provision of services to Vendor while at any AFS location (the term “location” not being limited to any store, manufacturing plant or distribution center, but encompassing AFS and all of its affiliates and subsidiaries and their facilities), unless such claim was the sole and proximate result of the gross negligence and/or willful misconduct of AFS. Further, AFS will be held harmless from any worker’s compensation liens incurred from Vendor’s insurance carrier, third party administrator or self-administered, self-insured claims program(s). Vendor acknowledges that this provision is a reasonable request from AFS and being agreed to by Vendor in order to give Vendor employees, contractors and representatives access to AFS locations.

14	Country of Origin Requirements. Vendor warrants to AFS that it complies (or prior to the Effective Date will be in full compliance) with all federal, state and local Country of Origin labeling and related requirements, including those required by the U.S. Customs Service, those contained in the Agricultural Marketing Act, as amended by the 2002 Farm Bill, and the implementing regulations (collectively, “Country of Origin Requirements”), and will provide to AFS all reasonable assistance requested by AFS and information necessary to enable AFS to comply with the Country of Origin Requirements as they apply to Vendor’s Products. In particular, Vendor will:

a.  label or include with all Products subject to the Country of Origin Requirements (“Covered Commodities”) that are shipped to AFS all Country of Origin information that AFS is required to display or maintain with respect to the Covered Commodities;

b. comply with all record keeping and product segregation standards required by the Country of Origin Requirements and by AFS; and

Breach of this warranty with respect to the Country of Origin Requirements will trigger the indemnification obligations of the AFS Purchase Order Terms and Conditions and in any agreement to which they are attached.

15	Title and Risk: Shipment. Unless otherwise indicated on the AFS Purchase Order, title and risk of loss with respect to the Products will remain with Vendor until the Products have been delivered to and accepted by AFS, or an agent or consignee duly designated by AFS, at the location specified on the front hereof. A packing slip must accompany each shipment. If a shipment is to a consignee or agent of AFS, a copy of the packing slip must be forwarded concurrently to AFS. If no packing slip is sent, the count or weight reported by AFS or its agent or consignee will be final and binding upon Vendor with respect to such shipment.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

16	Public Announcements. Vendor will inform and obtain the prior written consent of AFS prior to making any public announcement, through press releases or otherwise, concerning its relationship with AFS.

17	General Provisions. Any rights or remedies granted to AFS in any part of the AFS Purchase Order will not be exclusive of, but will be in addition to, any other rights or remedies that AFS may have at law or in equity. Vendor may not assign its rights and obligations hereunder without the prior written consent of AFS, which will be in AFS’s sole discretion. The rights and obligations of the AFS Purchase Order will inure to the benefit of, and be binding upon the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and permitted assigns. No action, failure of action or delay by either party will constitute a waiver of any of its rights or remedies under the AFS Purchase Order. Vendor and AFS are not, and will not be, joint ventures’, partners, agents, servants, or employees or fiduciaries of the other, and do not have the power to bind or obligate the other. The waiver of a breach of any provision does not constitute a waiver of a subsequent breach of the same or different provision. The rights and liabilities of the parties under an AFS Purchase Order are governed in all respects by the laws of the United States of America and the laws of the State of Utah, without reference to or application of its conflicts of law provisions. The Parties specifically exclude the Convention for International Sales of Goods (CISG). THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY DISPUTES OR CLAIMS ARISING UNDER THIS AGREEMENT. If Vendor has previously made AFS an offer with respect to the Products, the AFS Purchase Order will not operate as an acceptance of Vendor’s offer, but rather will be deemed to be a counter-offer. If any of the terms of the AFS Purchase Order or agreement in which they are incorporated are subsequently or are now illegal, they will be severed without affecting the remaining terms. The section headings are for reference only and will not be considered controlling as to the content and/or interpretation of any section.

18

Mandatory Arbitration. Any controversy, claim or dispute of whatever nature arising between the parties arising out of or relating to the AFS Purchase Order or any agreement in which they are incorporated, or the breach, termination, enforceability, scope, or validity thereof, whether such claim existed prior to or arises on or after the execution date (a “Dispute”), will be resolved by binding arbitration in Salt Lake County, Utah, USA or other location agreed upon by AFS. The prevailing party in any such action will be entitled to recover all costs, including reasonable attorneys’ fees, at trial or in any arbitration, including such fees incurred on any appeal or petition for review, or incurred in enforcing the terms of this Agreement or other agreement including these terms.

Neither party will commence an arbitration proceeding pursuant to the provisions set forth below unless that party first gives a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties must attempt in good faith to resolve the Dispute through discussions between the parties’ senior management.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

a.	If the Dispute has not been resolved through senior management discussions as provided above within [*****] days after receipt of the Dispute Notice, or if a party fails to participate in those discussions, then the Dispute will be determined by binding arbitration. The arbitration will be conducted in accordance with such rules as may be agreed upon by the parties, or failing agreement within [*****] days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The Dispute will be determined by one arbitrator, except that if the Dispute involves an amount in excess of $[*****] (exclusive of interest and costs), three arbitrators will be appointed.

b.	Persons eligible to serve as arbitrators need not be members of the AAA, but they must have professional credentials demonstrating the ability to handle a matter of the scope and complexity of the Dispute. The arbitrator(s) will base the award on the applicable law and judicial precedent that would apply if the Dispute were decided by a United States District Court Judge and the arbitrator(s) will have no authority to render an award, which is inconsistent therewith. The award must be in writing and include the findings of fact and conclusions of law upon which it is based.

c.	Unless the parties agree otherwise, discovery will be limited to an exchange of directly relevant documents. Depositions will not be taken except as needed in lieu of a live appearance or upon mutual agreement of the parties. The arbitrator(s) will resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

d.	The arbitration will be governed by the substantive laws of the State of Utah, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction. Notwithstanding the foregoing, upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator(s), the award should be confirmed, modified, or vacated in order to correct any errors of law made by the arbitrator(s). In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator(s) will be final and binding on the parties and will serve as the facts to be submitted to and relied upon by the court in determining the extent to which the award should be confirmed, modified, or vacated.

e.	Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If either party fails to proceed with arbitration as provided in the this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorney’s fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

VENDOR INSURANCE REQUIREMENTS

All coverage required under this section shall be procured from companies possessing an A.M. Best rating of A- or better.

Certificate Holder Name and Address: Associated Food Stores, Inc. [*****] [*****]	Must be shown as additional wording on Certificate: All insurance policies excluding workers compensation must be primary & non-contributory.

General Liability

(The following is minimal requirements)

Occurrence Basis	Yes
Additional Insured	[*****]
Each Occurrence	[*****]
Damage to Rented Premises	[*****]
Product Liability	[*****]
Personal and Advertising Injury	[*****]
Commercial General Aggregate	[*****]

Auto Liability

Any Auto	Yes
Combined Single Limit- Bodily Injury and Property Damage	[*****]

Workers Compensation

Statutory Limits	Yes

Employers Liability

Each Accident	[*****]
Disease – Each Employee	[*****]
Disease – Policy Limit	[*****]

The insurance coverage required under this Agreement must be maintained by each vendor for a minimum period of two years following any purchase by AFS or as long as the Products are still held by AFS for resale or use, whichever is longer.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT C

AFS BILLING POLICY FOR RECALLS AND WITHDRAWALS

Vendors of recalled or withdrawn products removed from sale will be charged the total of the following:

Distribution Center	$[*****] per recall regardless of Classification.
Administrative Costs	Recall processing $[*****] per recall. Class I recalls requiring retailer phone calls $[*****] per store.
Delivered Cost of Products

Cost of products will be billed at most recent cost to AFS for product in distribution center. (not shipped to stores)

Cost of products will be billed at cost to retailer for product returned from stores.

Special Handling Costs	Any identifiable special handling costs.
Disposal/Storage Cost	Any identifiable disposal/storage costs.
Freight for Products Returned	Actual freight cost for the products returned to Vendor, if AFS has to arrange.
Retailer Handling Costs	[*****] per store per recall.
Reclamation Center Handling Costs	[*****] per unit scanned through reclaim center.

Any replacement merchandise must be placed as a new order. Trading merchandise without charge is not permissible.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT D

FEE SCHEDULE

Price Protection/ Non-Compliance Fees: Up to [*****] per occurrence.

UPC/GTIN or Bill of Lading non-compliance fees: Up to [*****] per occurrence.

Sorted and Segregated Fees: Sort and Segregated charges plus administrative fees up to [*****] per occurrence.

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Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.